                                                              Exhibit 4.9

                   RIGHTS SUBSCRIPTION OFFER AGENCY AGREEMENT

Mellon Bank, N.A.
Commerce Court
4 Station Square, 3rd Floor
Pittsburgh, PA 15219

Gentlemen:

    The following relates to a rights offering (the "Rights
offering") to be undertaken by SPS Technologies, Inc. ("SPS Technologies" or the "Company"), as is more fully described below and
in the Prospectus dated      , 1994 attached hereto as Exhibit 1 with
respect to which Mellon Bank, N.A. ("Mellon" or the "Subscription Agent") has agreed to serve as Subscription Agent on the terms set forth herein and in the Prospectus. Mellon's duties as Subscription Agent will be separate from, and in addition to, its continuing duties as Transfer Agent for SPS Technologies' Common Stock (in which capacity Mellon is herein referred to as the "Transfer Agent").

    Section 1. The Rights and the Rights Offering. SPS
Technologies intends to issue to the holders of record ("Record
Date Holders") of its outstanding common stock, $1.00 par value per share the "Common Stock"), at the close of business on
      , 1994 (the "Record Date") one (1) transferable Right
to Purchase the Company's Common Stock (the "Rights") for each ten
(10) shares of Common Stock held by them. No fractional Rights or cash in lieu thereof will be distributed or paid by the Company and the number of Rights distributed by the Company to each Record Date Holder will be rounded up to the nearest whole number of Rights. Record Date Holders will be entitled to subscribe for one (1) share of Common
Stock for each Right held by them for a purchase price (the
"Subscription Price") of $      per share (the "Subscription Privilege")
subject to the terms and conditions set forth in the Prospectus. The Rights will expire at 5:00 p.m., New York City local time, on
      , 1994 ("Expiration Date"). The exercise of Rights is irrevocable.

    The Rights will be evidenced by transferable subscription certificates (the "Subscription Certificates"), a copy of the form of which is attached hereto as Exhibit 2.

    All shares of Common Stock offered in the Rights Offering for which no Subscription certificates are exercised (the "Remaining Shares") will be acquired by certain purchasers (the "Purchasers") pursuant to the terms of a Standby Purchase

Agreement dated as of       , 1994 by and among Purchasers and SPS
Technologies (the "Standby Purchase Agreement") at a "Closing" (as defined in the Standby Purchase Agreement) to be held subsequent to the Expiration Date.

    SPS Technologies has filed a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act") relating to the Rights and the Common Stock to be issued pursuant to the Rights Offering. The Registration Statement has been declared effective. A copy of the Prospectus, as filed pursuant to applicable rules under the 1933 Act, will be furnished to Mellon. As used herein, the term "Prospectus" shall mean the prospectus most recently furnished to Mellon by SPS Technologies.

Section 2. Appointment of Subscription Agent.

    A. SPS Technologies hereby appoints Mellon Bank, N.A. as Subscription Agent for the Rights Offering, and Mellon hereby agrees to act as Subscription Agent in accordance with this Agreement. In connection with its appointment as Subscription Agent, SPS Technologies hereby also appoints Mellon as Transfer Agent and as Registrar for SPS Technologies with respect to the Subscription Certificates, to act as is customary in such capacities. SPS Technologies has previously appointed Mellon as Transfer Agent and Registrar for SPS Technologies for its Common Stock, which appointment will include serving in such capacities for the Common Stock to be issued pursuant to the Rights.

    B. Mellon understands and agrees that it will:

    1. issue the Subscription Certificates in the names of the Record Date Holders and keep such records as are necessary for the purposes of recording such issuance;

    2. use reasonable efforts to identify Record
Date Holders whose addresses are outside the United States or an APO or FPO address ("Foreign Record Date Holders");

    3. use reasonable efforts to identify Record Date
Holders whose addresses are in states in which SPS Technologies is not exempt or has not otherwise qualified under the Blue Sky Regulations (the "Blue Sky State Record Date Holders");

    4. mail by first class mail to each Record Date Holder other than Foreign Record Date Holders and Blue Sky State Record Date Holders on instructions from SPS Technologies:

      a. a Subscription Certificate evidencing the Rights to which such Record Date Holder is entitled under the Rights Offering;

      b. a copy of the Prospectus;

      c. a copy of the Instructions,
substantially in the form set forth hereto as Exhibit 3; and

      d. a return envelope addressed to the
Subscription Agent.

    5. hold for the account of each Foreign Record Date
Holder, each "Foreign Transferee" (as hereinafter defined) (the Foreign Record Date Holders and the Foreign Transferees are collectively referred to as the "Foreign Holders"), each Blue Sky State Record Date Holder and each "Blue Sky State Transferee" (as hereinafter defined) (the Blue Sky State Record Date Holders and the Blue Sky State Transferees are collectively referred to as the "Blue Sky State Holders") the Subscription Certificate(s) representing Rights issued with respect to, or transferred to, such Foreign Holder or Blue Sky State Holder. Unless exercised by such Foreign Holder or Blue Sky State Holder prior to 11:00 a.m., New York City local time, two New York Stock Exchange ("NYSE") trading days preceding the Expiration Date, Mellon shall sell such Rights, subject to Mellon's ability to find a purchaser. Any such sales will be at prevailing market prices. If the Rights can be sold, a check for the proceeds from the sale of any Rights, less any applicable brokerage commissions, taxes and other expenses, will be remitted by Mellon to such Foreign Holders and Blue Sky State Holders by mail.

    The Proceeds, if any, resulting from sales of Rights of Record Date Holders whose addresses are not known by Mellon or to whom delivery cannot be made will be held by Mellon in a non-interest bearing account. Any amount remaining unclaimed on the second anniversary of the Expiration Date will be turned over by Mellon to SPS Technologies and, after such date, any person claiming such proceeds will, as an unsecured general creditor of SPS Technologies, be able to look only to SPS Technologies for payment thereof. The ability of all Record Date Holders, including Foreign Holders and Blue Sky State Holders, to exercise Rights will expire at the Expiration Date.

    In addition to the foregoing, Mellon will perform on behalf of SPS Technologies all the actions specified in Section 3.

    Section 3. Duties of the Subscription Agent. In its capacity as Subscription Agent, Mellon is authorized and directed, and agrees to do the following:

    A. Transfer and Division of Subscription
Certificates. Effect transfer, division and combinations of Subscription Certificates at the request of holders thereof, in the manner and subject to the terms and conditions set forth in the Subscription Certificates and in the Prospectus.

    B. Issuance of New Subscription Certificates. Issue new Subscription Certificates under the circumstances, in the manner and subject to the terms and conditions set forth in the Subscription Certificates and in the Prospectus.

    C. Sale of Subscription Certificates. Sell Subscription Certificates if so instructed by subscribers on their behalf to the extent that the Subscription Agent is able to find buyers therefor by 5:00 p.m., New York City local time, one (1) NYSE trading day preceding the day on which the Expiration Date occurs, and sending the subscribers a check for the proceeds from the sale of any Subscription Certificate sold, less any applicable brokerage commissions, taxes and other direct expenses of sales. The Subscription Agent will mail to such subscribers on settlement of sales of Subscription Certificates on any given day sale proceeds equal to the net weighted average of all Subscription Certificates sold on that day by the Subscription Agent. The Subscription Agent will calculate the net weighted average sale price by dividing the total proceeds from all sales realized by it on the day of sale by the total number of Subscription Certificates sold by the Subscription Agent on that day and then subtracting a pro rata portion of any applicable brokerage commissions, taxes and other expenses. SPS Technologies will pay the fees charged by the Subscription Agent for effecting such sales. If Subscription Certificates cannot be sold by the Subscription Agent by 5:00 pm., New York City local time, one (1) NYSE trading day preceding the day on which the Expiration Date occurs, such Subscription Certificates will be returned promptly by mail to such subscribers or, if so arranged, held by the Subscription Agent for pick-up by such subscribers.

    D. Exercise of Subscription Certificates. Accept
Subscription Certificates upon the exercise of Rights in accordance with the terms of the Subscription Certificates and of the Prospectus up to the Expiration Date.

    E. Guaranteed Deliveries: Accept Subscription
Certificates received on or prior to the Expiration Date together with full payment for the total number of shares of Common Stock subscribed for, together with a guarantee notice in proper form from a commercial bank or trust company having an office or correspondent in the United States or a member of a registered national securities exchange in the United States or a member of the National Association of Securities Dealers, Inc. (each an "Eligible Institution"), and guarantee that the Subscription Certificates and related Nominee Holder Certification, if applicable, will be delivered no later than 5:00 p.m. New York City local time, on the fifth NYSE trading day following the day on which the Expiration Date occurs to the Subscription Agent, subject to timely receipt of the fully executed Subscription Certificates, all in the manner and subject to the terms and conditions set forth in the Prospectus.

    F. Subscriptions by Record Date Holders. Accept Subscription
Certificates which have been properly exercised, without further authorization from SPS Technologies, without procuring supporting legal papers or other proof of authority to sign (including proof of appointment of a fiduciary or other person acting in a representative capacity), and without signature of cofiduciaries:

      1. where the Subscription Certificate is registered in the name of an individual or fiduciary, the subscription form is executed by such individual or fiduciary, and the shares of Common Stock are to be issued in the name of the registered holder of the Subscription Certificate; or

      2. where the Subscription Certificate is in the name of a corporation and the subscription form is executed by a duly authorized officer thereof, and the shares of Common Stock are to be issued in the name of such corporation.

    G. Subscription by an Agent. Accept Subscription
Certificates executed, as agent for the subscriber, by an Eligible Institution, upon proof of the authority of such Eligible Institution to so act.

    H. Executions and Defects. Refer to SPS Technologies, for specific instructions as to acceptance or rejection, Subscription Certificates received after the Expiration Date, Subscription Certificates not authorized to be accepted pursuant to the paragraphs above, and Subscription Certificates otherwise failing to comply in all respects with the requirements of the Prospectus and the terms of the Subscription Warrants. Any and all determinations by SPS Technologies as to the action to be taken with respect thereto shall be final and binding.

    I. Payment Funds. All funds received by Mellon in payment of Subscription Certificates shall be deposited in an interest-bearing bank account. The interest income will be paid to SPS Technologies upon delivery of the funds as provided in subparagraph L below.

    J. Daily Reporting. Advise SPS Technologies daily by telecopy and confirmed by letter at the address set forth below, as to the total number of shares of Common Stock subscribed for, and the amount of funds received, pursuant to the Subscription Privilege, and the number of such shares so subscribed for which guarantees of delivery have been received and which remains to be perfected, with cumulative totals. In addition Mellon shall furnish to SPS Technologies from time to time such other and additional reports or information as SPS Technologies shall reasonably request.

    K. Rejects. As soon as practicable, return to subcribing Record Date Holders, without interest or deduction, any payment tendered to Mellon pursuant to the exercise of Rights to the extent that (i) such Subscription Certificate is rejected for any reason, in whole or in part, or (ii) the Rights Offering is terminated by SPS Technologies.

    L. Delivery of Funds and Stock Certificates. As soon as practicable following the Expiration Date, issue certificates for shares of Common Stock issuable upon exercise and delivery of funds representing the Subscription Price for such shares of Common Stock at such place and in such manner as SPS Technologies shall direct. As soon as practicable after the Expiration Date, the Subscription Agent shall advise SPS Technologies in accordance with paragraph I above of the total number of shares of Common Stock subscribed for in the Rights Offering.

    Certificates for shares of Common Stock, registered in the names specified by the subscribers, shall be mailed or delivered as instructed by such subscribers.

    M. Delivery of Final Prospectus. Deliver to each subscriber who was not a Record Date Holder a copy of the Prospectus concurrently with the delivery of the certificates for Common Stock representing the shares acquired by such subscriber on exercise of the Rights.

    N. Delivery of the Remaining Shares. Subsequent to the
Expiration Date and upon instruction from SPS Technologies, deliver to Purchasers all Remaining Shares registered in such form as Purchasers may direct upon receipt of the Subscription Price for the Remaining Shares in immediately good funds. The Subscription Agent will deposit the proceeds from such sale of the Remaining Shares in an interest-bearing account in the name of SPS Technologies.

    Section 4. Subscription Agent Com1pensation. SPS Technologies agrees that it will pay to Mellon compensation for its services hereunder in accordance with the Schedule of Fees attached hereto as
Exhibit 4. Mellon agrees that such compensation shall include compensation for its services as Transfer Agent and Registrar of the Subscription Certificates. SPS Technologies further agrees that it will reimburse Mellon for its necessary and reasonable expenses incurred in the performance of its duties hereunder, including without limitation, postage, stationery and supplies and attorney's fees (if any). Mellon agrees that it will not incur any attorney's fees with respect to this Agreement or its duties hereunder without prior notice to, and consent of, SPS Technologies, which consent will not be unreasonably withheld.

    Section 5. Indemnification. SPS Technologies agrees to indemnify, protect and hold harmless Mellon and its directors, officers, employees and agents from and against any claims, losses or expenses, including attorney's fees, (collectively, "Losses") arising from Mellon's performance of services under this Agreement; provided, however, that SPS Technologies shall not be obligated to indemnify Mellon for Losses resulting from Mellon's gross negligence, bad faith, willful misconduct or material breach of this Agreement and shall not be required to indemnify for any amount paid in settlement by Mellon without the consent of SPS Technologies.

    Mellon shall not be responsible for any statements in the Registration Statement, any Prospectus or in the Subscription Certificates, nor shall it be deemed to make any representation as to whether any shares of Common Stock are validly issued, fully paid, non-assessable or free of preemptive rights; provided, however, Mellon represents to SPS Technologies that the information set forth in the Registration Statement with respect to Mellon is accurate.

    Mellon shall not be responsible for any action taken in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by it in good faith to be valid, genuine and sufficient in carrying out its duties hereunder. Mellon may, subject to the limitation contained in the last sentence of Section 6 hereof, consult with counsel, and Mellon shall be protected in taking or failing to take any action hereunder in good faith and in accordance with the opinion of such counsel.

    Section 6. Notice. All notices and other communications in connection herewith shall be in writing and shall be made by hand delivery, prepaid first class mail, or telecopier:

      (a) if to SPS Technologies, to

          Aaron Nerenberg, Esq.
          Vice President, General Counsel and Secretary
          SPS Technologies, Inc.
          Jenkintown Plaza
          101 Greenwood Avenue
          Suite 470
          Jenkintown, PA 19046

          Telecopier: (215) 517-2032

      (b) if to the Subscription Agent, to

          Mellon Bank, N. A.
          Commerce Court
          4 Station Square, 3rd Floor
          Pittsburgh, PA 15219

          Telecopier: (412)
                           -------------------------------------

    All such notices and communications shall be deemed to have been duly given (i) when delivered by hand or personally delivered,
(ii) two business days after being deposited in the mail, postage prepaid, if mailed as aforesaid, and (iii) when received and acknowledged, if telecopied.

    Section 7. Amendments and Termination. This Agreement constitutes the full and integrated agreement of the parties hereto with respect to the subject matter hereof, and may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of SPS Technologies and Mellon. This Agreement may be terminated by either party hereto at any time, with or without cause, by delivery to the other party of a written termination notice, provided however that Mellon shall be entitled to receive all fees earned and all reimbursable expenses incurred by it prior to the termination date.

    Section 8. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania in effect at the execution thereof.

    Section 9. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which counterparts shall be deemed an original and all of which counterparts taken together shall be deemed to constitute one and the same instrument.

    Section 10. Definitions. Any term used but not defined herein shall have the meaning attributed to it in the Prospectus. In the event of any conflict between the terms of the Rights Offering as set forth herein and such terms as set forth in the Prospectus, the terms set forth in the Prospectus shall govern.

    If the foregoing is acceptable to you, please indicate
Mellon's acceptance of its appointment as Subscription Agent for the Rights Offering upon the terms set forth above by signing and returning the copy of this letter enclosed for that purpose.

                                  Very truly yours,

                                  SPS TECHNOLOGIES, INC.




                                  By:
                                      ---------------------------------------
                                      Aaron Nerenberg
                                      Vice President,
                                      General Counsel and
                                      Secretary


Accepted and agreed to as of

- -------------------------------
Date


MELLON BANK, N.A.


By:
   ----------------------------



AN:jg
Attachments:
b:boardmeetings\8-24-94\mellon.an